EXHIBIT 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated December 19, 2003, is by and between Closure Medical Corporation, a Delaware corporation (the “Company”), and J. Michael Hoban (“Employee”).

WHEREAS, the Company and Employee desire to enter into an agreement to provide for Employee’s employment by the Company, upon the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

Terms

1. Employment. The Company hereby employs Employee, and Employee hereby accepts such employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

1.1 Employment Term. The term of this Agreement (the “Employment Term”) shall commence as of January 1, 2004 and shall continue until December 31, 2004 (unless earlier terminated in accordance with this Agreement) or extended in accordance with the following sentence. The Employment Term shall automatically be extended for successive one-year terms, subject to the termination provisions hereof, unless the Company notifies Employee, in writing, at least sixty (60) days prior to the end of the then current Employment Term, or the Employee notifies the Company, in writing, at least sixty (60) days prior to the end of the then current Employment Term, that the Agreement is to be terminated. In the event the Company gives such notice, unless such notice indicates that Employee’s employment also is to be terminated, then upon expiration of the Employment Term, or any renewal, Employee shall become and be an “at will” employee.

1.2 Duties and Responsibilities.

1.2.1 During the Employment Term, Employee shall serve as Vice President, Human Resources and shall perform all duties and accept all responsibilities incidental to such position or as otherwise may be reasonably assigned to him by the Company’s President and Chief Executive Officer or its Board of Directors (the “Board”). Nothing in this Agreement, however, shall constitute a guarantee by the Company that Employee will always have the title or duties specified herein.

1.2.2 Employee represents to the Company that, he is not subject to, and agrees that he will not hereafter during the Employment Term become subject to, any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction which would prohibit Employee from fully performing his duties and responsibilities hereunder, or which would otherwise in any manner, directly or indirectly, limit or adversely affect the duties and responsibilities which may now or in the future be assigned to Employee by the Company’s Chief Executive Officer or the Board.

1.3 Extent of Service. During the Employment Term, Employee agrees to use his best efforts to carry out his duties and responsibilities under Section 1.2.1 hereof and, consistent with the other provisions of this Agreement, to devote his full time, attention and energy thereto during normal business hours. Except as provided in Section 4 hereof, the foregoing shall not be construed as preventing Employee from making investments in other businesses or enterprises, provided that Employee agrees not to become engaged in any other business, charitable or community activity which may materially interfere with his ability to discharge his duties and responsibilities to the Company.

1.4 Base Salary. For all the services rendered by Employee hereunder, the Company shall pay Employee an annual salary at the rate of one hundred forty-two thousand dollars ($142,000) for each full year of the Employment Term, plus such additional amounts, if any, as may be approved by the Board or its Compensation Committee (the “Committee”) (as such amount may be increased from time to time hereunder, the “Base Salary”), payable in installments at such times as the Company customarily pays its other senior officers (but in no event less often than monthly). Employee’s Base Salary shall be reviewed by the Board or the Committee at the end of each employment year to determine if an increase is appropriate for the next employment year pursuant to its normal performance review policies for executives, taking into account Employee’s performance and increases in the cost of living. The Company shall be entitled to make proper withholdings from Employee’s Base Salary as required by law or agreed to by Employee.

1.5 Benefits. During the Employment Term, Employee shall be (a) entitled to the benefits described in Exhibit A and to participate in such retirement, profit sharing, group insurance, life insurance, long-term disability, medical/dental and any other fringe benefit plans, if any, as may be authorized from time to time by the Board in its sole discretion for officers of the Company generally, in accordance with the applicable plan documents, and (b) entitled to four weeks of paid vacation, in addition to customary holidays in accordance with the Company’s normal personnel policies. Accrued and unused vacation time may be carried forward into the subsequent year only if approved in writing by the Committee, Board or Chief Executive Officer of the Company.

1.6 Incentive Compensation. Employee shall be entitled to participate in such incentive compensation or bonus plans, if any, as may be established from time to time in respect of each complete fiscal year during the Employment Term by the Board or the Committee in their sole discretion, the terms and provisions of which shall also be in the sole discretion of the Board or the Committee. In addition, with respect to each calendar year during the Employment Term, Employee will be entitled to receive an annual bonus, providing the Company’s performance is no less than eighty percent (80%) of the revenue and EBIT (earnings before interest and tax) targets, payable no later than 100 days after the end of such calendar year, in a minimum amount equal to 20% of his Base Salary and a maximum amount equal to 60% of his Base Salary, and based on performance milestones significant to the progress of the Company to be established by the Board upon the recommendation of the Committee based upon criteria to be submitted to the Committee by the end of the first calendar quarter of each year by the Chief Executive Officer.

1.7 Stock Options. In consideration for Employee’s execution of this Agreement, the Committee has granted to Employee, as of the date of execution hereof (“Execution Date”), subject to the execution and delivery of this Agreement, a nonqualified stock option to purchase twenty thousand (20,000) shares of Common Stock of the Company pursuant to the Company’s Equity Compensation Plan and a stock option agreement in the form used generally by the Company, a copy of which is attached hereto. Notwithstanding anything herein to the contrary, Employee’s rights and entitlements with respect to such options will be governed by the terms of such stock option agreement and Equity Compensation Plan.

1.8 Expenses. The Company shall reimburse Employee on a timely basis for all ordinary and necessary out-of-pocket business expenses incurred in connection with the discharge of his duties and responsibilities hereunder during the Employment Term in accordance with the Company’s expense approval procedures then in effect and upon presentation to the Company of an itemized account and written proof of such expenses.

2. Confidential Information. Employee recognizes and acknowledges that by reason of employment by and service to the Company, he has had and will continue to have access to financial, proprietary and other confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, research ideas, methods and results, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its affiliates, distributors, customers, clients, suppliers and other who have business dealings with the Company and its affiliates (“Confidential Information”). Employee acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after the term of this Agreement, disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Board, unless such information is in the public domain through no fault of Employee or except: (a) as may be required by law with prior notice to the Company; or (b) in the course of his employment hereunder and solely in furtherance of the interests of the Company and its affiliates. Employee agrees that immediately upon the request of the Company and in any event upon termination of his employment with the Company, he will deliver to the Company (and will not keep in his possession or deliver to anyone else) all Confidential Information whether developed by him pursuant to his employment with the Company or otherwise belonging to the Company.

3. Developments. All developments, including inventions, whether patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings which either directly or indirectly relate to or may be useful in the business of the Company or any of its affiliates (the “Developments”) which Employee, either by himself or in conjunction with any other person or persons, shall conceive, make, develop, acquire or acquire knowledge of during the Employment Term or at any time thereafter during which he is employed by the Company, shall become and remain the sole and exclusive property of the Company. Employee hereby assigns, transfers and conveys, and agrees to so assign, transfer and convey, all of his right, title and interest in and to any and all such Developments and to disclose fully as soon as practicable, in writing, all such Developments to the Company. At any time and from time to time, upon the request and at the expense of the Company, Employee will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for the

Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, re-issue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and, after employment terminates, will reimburse Employee for all reasonable expenses incurred by him in compliance with the provisions of this Section.

4. Non-Competition.

4.1 During the Employment Term and for a period of two years thereafter, Employee will not, without prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged within any state of the United States, the District of Columbia or any foreign jurisdiction in any business that competes with the business of the Company business as in effect either during the Employment Term or on the date Employee’s employment terminates, as applicable. It is recognized by Employee that the business of the Company and Employee’s connection therewith is or will be international in scope, and that geographical limitations on this non-competition covenant and the non-solicitation covenant set forth in Section 5 are therefore not appropriate.

4.2 The foregoing restriction shall not be construed to prohibit the ownership by Employee of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither the Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

5. No Solicitation. Employee agrees that during the Employment Term and for a period of two years thereafter, Employee will not, either directly or indirectly, (i) call on or solicit any person, firm, corporation or other entity who or which at the time of the termination of Employee’s employment was, or within one year prior thereto had been, a customer of the Company or any of its affiliates for the purpose of offering competitive goods or services or (ii) solicit the employment of any person who was employed by the Company or any of its affiliates on a full or part-time basis at the time of Employee’s termination of employment, unless such person (a) was involuntarily discharged by the Company or such affiliate, or (b) voluntarily terminated his relationship with the Company or such affiliate prior to Employee’s termination of employment.

6. Equitable Relief.

6.1 Employee acknowledges that the restrictions contained in Sections 2, 3, 4 and 5 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections may result in irreparable injury to the Company and its affiliates (each of which shall be deemed a third party beneficiary of such restriction). Employee represents and acknowledges that (a) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (b) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

6.2 Employee agrees that each of the Company and its affiliates shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 2, 3, 4 or 5 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company or any affiliate may be entitled. In the event that any provisions of Section 2, 3, 4 or 5 hereof should ever be adjudicated to exceed time, geographic, service or other limitations permitted by applicable law in any jurisdiction, then such provision shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

6.3 Employee and the Company irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of this Agreement, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in any court of competent jurisdiction in the State of North Carolina, provided that any suit, action or other legal proceeding brought against the Company shall be brought and adjudicated in the United States District Court for the Eastern District of North Carolina or, if such court will not accept jurisdiction, in any court of competent civil jurisdiction sitting in Wake County, North Carolina, (ii) consent to the jurisdiction of any such court in any such suit, action or proceeding and (iii) waive any objection which Employee or the Company may have to the laying of venue of any such suit, action or proceeding in any such court. Employee and the Company also irrevocably and unconditionally consent to the service of any process, pleading, notices or other papers in any manner permitted by the notice provisions hereof.

6.4 Employee agrees that he will provide, and that the Company may similarly provide, a copy of Sections 2, 3, 4, and 5 of this Agreement to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which he may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used; provided, however, that this provision shall not apply in respect of Sections 4 and 5 of this Agreement after expiration of the time periods set forth therein.

7. Termination. This Agreement shall terminate prior to the expiration of the Employment Term upon the occurrence of any one of the following events:

7.1 Disability. The Company may terminate this Agreement if Employee is unable fully to perform his duties and responsibilities hereunder to the full extent required by the Board by reason of illness, injury or incapacity for six (6) consecutive months, or for more than six (6) months in the aggregate during any period of twelve (12) calendar months, during which time he shall continue to be compensated as provided in Section 1 hereof. In such event, the Company shall have no further liability or obligation to Employee for compensation or other benefits under this Agreement except (i) as may be provided under any disability benefit plan or other employee benefit plan and program which may be in effect and in which he participated, and (ii) Employee shall be entitled to receive a pro rata portion of the incentive compensation pursuant to Section 1.6 in respect of the year during which Employee first became disabled. The right and benefits of Employees under any such employee benefit plans and programs will be determined in accordance with the terms and provisions of such plans and programs. Notwithstanding the foregoing, in no event shall Employee be entitled to Base Salary and/or Bonus under this Agreement and Monthly Benefits under the Company’s Long Term Disability Plan for the same period of disability; and provided further, in the event that Employee becomes eligible for Monthly Benefits under the Company’s Long Term Disability Plan, such benefits shall offset, on a dollar for dollar basis, benefits otherwise payable under this Section 7.1. Employee agrees, in the event of any dispute under this Section 7.1, to submit to a physical examination by an independent, licensed physician selected by the Board.

7.2 Death. This Agreement shall terminate if Employee dies during the Employment Term. In such event, the Company shall pay to Employee’s executors, legal representatives or administrators an amount equal to the installment of his Base Salary set forth in Section 1.4 hereof for the month in which he dies, all accrued incentive compensation pursuant to Section 1.6 and a pro rata portion of the incentive compensation pursuant to Section 1.6 in respect of the year during which Employee died, and, thereafter, the Company shall have no further liability or obligation under this Agreement to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him, except as may be provided under any employee benefit plan or compensation program which may be in effect for employees of the Company and in which he participated. The rights and benefits of Employee under any such employee benefit plans and programs will be determined in accordance with the terms and provisions of such plans and programs.

7.3 Cause. The Company may terminate this Agreement, at any time, for “cause”. For purposes of the Agreement, Employee’s employment may be terminated for “cause” if: (a) he engages in gross misconduct, or dishonesty (which in either case results in material harm to the Company); (b) materially fails to perform or observe any of the terms or provisions of this Agreement (c) fails to carry out reasonable directives of the Chief Executive Officer of the Company or the Board in accordance with Section 1.2; or (d) is convicted of a felony or is involved in substance abuse; provided, however, that “cause” shall not include bad judgment or any act or omission reasonably believed by Employee in good faith to have been in or not opposed to the best interests of the Company, and provided further, however, that in any event, Employee shall be given written notice by the Board that the Company intends to terminate Employee’s employment for cause, which written notice shall specify the act or acts on the basis of which the Company intends so to terminate Employee’s employment, and Employee shall then be given the opportunity, within fifteen (15) days of his receipt of such notice, to have a meeting with the Board to discuss such act or acts. If the basis of such written notice is an act or acts other than an act or acts described in clause (d) of the preceding sentence, Employee will be given seven (7) days after such meeting within which to cease or correct the performance (or nonperformance) or to cure the harm giving rise to such written notice and, upon failure of Employee within such seven (7) day period to cease or correct same, Employee’s employment by the Company shall automatically terminate hereunder for cause. If Employee ceases or cures to the satisfaction of the Board of Directors, the Employee’s employment agreement shall continue in accordance with the terms hereof. Upon such termination or removal, Employee shall be entitled to all accrued Base Salary and a pro rata portion of all incentive compensation for the year in which termination occurs, and any benefits due under any compensation or benefit plan including those listed in Section 1 hereof provided by the Company for officers generally or otherwise.

7.4 Change in Control Termination.

7.4.1 For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(a) As a result of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, or sale or transfer of assets, any person or group (as such terms are used in and under Section 13(d) of the Exchange Act), but excluding Rolf D. Schmidt and F.W. Schmidt or any entity controlled by either or both of them, becomes the beneficial owner (as defined in Rule 13-d under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50.1% of the common stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(b) A liquidation or dissolution of the Company, or a sale (excluding transfers to subsidiaries) of all or substantially all of the Company’s assets occurs.

7.4.2 After the occurrence of a Change in Control, Employee shall be entitled to receive payment and benefits pursuant to this Agreement if, after the occurrence of a Change in Control, his employment with the Company is terminated under any of the following circumstances: (a) the Company terminates Employee’s employment for reasons other than “Cause,” “Disability,” or death; or (b) the Employee terminates his employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence within one (1) year after a Change in Control of any of the following events or conditions: (i) a material adverse change in the Employee’s status, title, position or responsibilities from that in effect immediately prior to the Change in Control; (ii) a reduction in the Employee’s salary; (iii) the Company’s requiring the Employee to relocate beyond a twenty-five (25) mile radius from Raleigh, North Carolina; (iv) any purported termination of Employee’s employment for cause or disability without grounds therefor; (v) any material breach by the Company of any provision of this Agreement; or (vi) the failure of the Company to obtain an agreement, satisfactory to the Employee, from any successor or assign of the Company to assume and agree to perform this Agreement.

7.4.3 In the event that Employee’s employment with the Company terminates under any of the circumstances described in Section 7.4.2 above, Employee shall be entitled to receive all of the following: (a) All accrued compensation and any pro rata incentive compensation Employee may have earned up to the date of termination; (b) A continuation for one year from date of termination of Employee’s then current annual salary, and incentive compensation and benefits hereunder. The Company shall maintain in full force and effect, for one (1) year after the date of termination, all benefit plans and programs in which Employee was entitled to participate immediately prior to the date of termination, provided that Employee’s continued participation is possible under the general terms and provisions of such plans and programs. Employee’s continued participation in such plans and programs shall be at no greater cost to Employee than the cost he bore for such participation immediately prior to the date of termination. If Employee’s participation in any such plan or program is barred, the Company shall arrange upon comparable terms, and at no greater cost to Employee than the cost he bore for such plans and programs prior to the date of termination, to provide Employee with benefits substantially similar to those which he is entitled to receive under any such plan or program.

7.5 Other Terminations.

7.5.1 Employee may terminate this Agreement upon ten (10) days’ prior written notice to the Company if the Company fails to fulfill any of the material terms and provisions hereof including the failure to pay Employee any amounts payable hereunder within ten (10) business days after the same shall be due and payable. Provided, however, that Company shall be given the opportunity, within five (5) business days of its receipt of such written notice, to have a meeting with Employee to discuss any alleged failure to fulfill any of the material terms and provisions of this Agreement. The Company will be given five (5) days after such meeting within which to cure the alleged violation of this Agreement giving rise to such written notice. If the Company cures to the satisfaction of Employee, this Agreement shall continue in accordance with the terms hereof. In the event of such termination, and upon Employees execution of a Release and Confidentiality Agreement, Employee shall be entitled to receive payment of his Base Salary, all incentive compensation pursuant to Section 1.6 and all other benefits and compensation to which he would have been entitled under this Agreement until the end of the Employment Term. Employee understands that he is not otherwise entitled to receive the foregoing consideration, which is being provided in exchange for his execution of the above-referenced Release and Confidentiality Agreement.

7.5.2 Employee may voluntarily terminate this Agreement upon thirty (30) days’ prior written notice for any reason; provided, however, that no further payments shall be due under this Agreement in that event except that Employee shall be entitled to all accrued compensation and a pro rata portion of all incentive compensation for the year in which termination occurs, and any benefits due under any compensation or benefit plan including those listed in Section 1 hereof provided by the Company for officers generally or otherwise.

7.5.3	In the event Employee terminates this Agreement pursuant to Section 1.1, no further payments shall be due to Employee under this Agreement except that Employee shall be entitled to all accrued Base Salary and a pro rata portion of all incentive compensation for the year in which the termination occurs, and any benefits due under any compensation or benefit plan including those listed in Section 1 hereof provided by the Company for officers generally or otherwise.

8. Working Facilities. The Employee shall be provided with an office, and such other facilities and services as may be suitable to Employee’s position in accordance with manpower plan approved by the Board.

9. Location. Employee shall not be required, without his consent, to render services at any place other than the area of Raleigh, North Carolina; however; Employee may be asked to travel in connection with the Company’s business as reasonably appropriate for the performance of his duties.

10. Professional Dues and Continuing Education. The Company agrees to reimburse the Employee for reasonable professional dues and continuing education expenses necessary to maintain applicable certifications upon approval by the Company’s Chief Executive Officer or the Board.

11. Indemnification. The Company shall indemnify the Employee, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be a party or in which he may be a witness by reason of his being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

12. Survival. Notwithstanding the termination of this Agreement, the Company’s obligations under Sections 1.4, 1.5, 1.6, 1.7, 1.8, 6.3, 7 and 11 and Employee’s obligations under Sections 2, 3, 4, 5, 6, and 7 shall survive and remain in full force and effect.

13. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of North Carolina without giving effect to any conflict of law provisions.

14. Notices. All notices and other communications hereunder or in connection herewith shall be in writing and shall be deemed to have been given when delivered by hand or reputable express delivery service, mailed by certified or registered mail, return receipt requested, or sent by fax to the party as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to: Closure Medical Corporation

5250 Greens Dairy Road

Raleigh, North Carolina 27616

Fax: (919) 876-7874

Attn: Daniel A. Pelak, CEO

If to Employee, to:                      J. Michael Hoban

c/o Closure Medical Corporation

5250 Greens Dairy Road

Raleigh, NC 27616

or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to the other person in the manner specified in this Section.

15. Miscellaneous.

15.1 This Agreement supersedes all prior agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on the Company’s behalf by a duly authorized officer.

15.2 All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, (including without limitation, any person, partnership, company or corporation which may acquire substantially all of the Company’s assets or business or with or into which the Company may be merged, liquidated, consolidated or otherwise combined), except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by Employee.

15.3 If any provision of this Agreement or application thereof to anyone or any circumstances is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to such person or entity or such circumstance in any other jurisdiction or to other persons, entities or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement are severable.

15.4 No remedy conferred upon the Company or Employee by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company or Employee exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company or Employee from time to time and as often as may be deemed expedient or necessary by the Company or Employee in its sole discretion.

15.5 All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which shall be original. It shall not be necessary in marking proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

15.6 If either party should file a lawsuit against the other to enforce any right such party has hereunder, the prevailing party shall also be entitled to recover a reasonable attorney’s fee and costs of suit in addition to other relief awarded such prevailing party.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

CLOSURE MEDICAL CORPORATION

By:	DANIEL A. PELAK
Daniel A. Pelak President and Chief Executive Officer

December 17, 2003 Date

AGREED TO AND ACCEPTED:

J. MICHAEL HOBAN

J. Michael Hoban

December 19, 2003
Date

EXHIBIT A

Employee’s Benefits

MEDICAL/DENTAL INSURANCE. The Company will provide, at no charge, medical and dental insurance for Employee and his dependents.

LIFE INSURANCE. The Company will provide life insurance based upon Employee’s salary or position. The amount of an employee’s coverage is four times annual salary-set forth in Section 1.4 of the Employment Agreement, up to a limit of $600,000.

ACCIDENTAL DEATH AND DISMEMBERMENT (AD&D) INSURANCE. The Company will provide AD&D insurance for Employee. This program pays a benefit if Employee dies or is seriously injured as a direct result of an accident. The benefits received vary according to the nature of the injury and the Employee’s salary or position.

SALARY CONTINUATIONS. Salary continuation takes effect after Employee has been absent from work for more than three continuous weeks due to medical reasons. Employee earns one month of salary continuation at normal pay up to a maximum of six months or until LTD insurance begins, whichever occurs first. Certification by a physician is required prior to any salary continuation payment.

LONG-TERM DISABILITY. Employee is eligible for long-term disability (LTD) after being accepted by insurance company. LTD payments begin after six months of disability and are based on a certain portion of normal pay up to a certain maximum dollar amount per month.